EXHIBIT 8.1


                 PRINCIPAL SUBSIDIARIES OF GAMING VENTURES PLC.

                                   Country of
Subsidiary                         Residence          Business Name
----------                         ---------          -------------

RNG Gaming Limited.                ISLE OF MAN        RNG Gaming Limited.
GET21 Limited                      ISLE OF MAN        GET21 Limited